UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2006

MANPOWER INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 North Ironwood Road Milwaukee, Wisconsin	53217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 961-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

Adoption of Non-Employee Director Indemnification Agreements

On October 31, 2006, the Board of Directors authorized and directed Manpower Inc. (the “Company”) to enter into Indemnification Agreements (each an “Indemnification Agreement”) with each non-employee member of its Board of Directors (each an “Indemnitee”). Consistent with the indemnification rights already provided to all directors of the Company in the Company’s Amended and Restated By-Laws, each Indemnification Agreement provides that the Company shall indemnify and hold harmless each Indemnitee to the fullest extent permitted or authorized by the Wisconsin Business Corporation Law and the Company’s By-Laws in effect on the date of the agreement or as either may be amended to provide more advantageous rights to the Indemnitee. Each Indemnification Agreement implements that obligation by providing that:

•    In the event a claim is made against the Indemnitee because he or she is or was a director or which arises out of any action or inaction taken by the Indemnitee in his or her capacity as a director, the Company is required to indemnify the Indemnitee for his or her expenses to the extent he or she is successful on the merits or otherwise in the defense of the proceeding. The termination of a proceeding by dismissal, with or without prejudice, will be deemed to be success on the merits or otherwise in the defense of a proceeding.

•    In cases not included above, the Company is required to indemnify the Indemnitee for all liabilities and expenses, unless and only to the extent the liabilities were incurred because of a “breach of duty” by the Indemnitee.

•    An Indemnitee is entitled to control the defense of a proceeding made against him or her, subject to the requirements under the Company’s directors’ and officers’ insurance policy. The Company has the right to participate in the defense at its own expense.

•    Pending resolution of claims against an Indemnitee, the Company is required to pay or reimburse the Indemnitee for all of his or her expenses. Advances for expenses will be made within 20 days after receipt of a request for such advances and are not dependent on the Indemnitee’s ability to repay the expenses.

•    The determination of an Indemnitee’s entitlement to indemnification will be made by other directors who are not party to the same proceeding or, if there are no such disinterested directors, by independent counsel. If a “triggering event” occurs, the determination of the Indemnitee’s entitlement to indemnification will be made by an independent counsel chosen by the Indemnitee.

•    In determining an Indemnitee’s entitlement to indemnification, the Indemnitee will be presumed entitled to indemnification, and the Company will have the burden of proving otherwise.

•    If it has been determined that an Indemnitee is entitled to indemnification, he or she shall be paid within 10 days of such determination.

•    A determination of entitlement to indemnification will be deemed to have been made in favor of an Indemnitee if no determination has been made within 60 days after the final disposition of the relevant proceeding, subject to extension in certain instances.

•    An Indemnitee has a right to a de novo adjudication (either by a court or through arbitration) of any determination that the Indemnitee is not entitled to indemnification. In any such adjudication, the Indemnitee will keep the presumption of entitlement, and the Company will not be permitted to introduce in evidence the prior adverse determination.

•    The Company will pay all reasonable costs and expenses incurred by the Indemnitee in seeking to enforce a right against the Company for indemnification or advancement of expenses and in seeking to recover under a liability insurance policy, whether or not the Indemnitee is successful with respect to his or her claims. The Company will pay such costs and expenses within 20 days after receipt of a request for such payment.

•    The Company is required to maintain directors’ and officers’ liability insurance covering the Indemnitee on terms with respect to coverage and amount no less favorable than those of the policy currently in effect, except for any changes approved by the Board of Directors prior to a “triggering event.”

•    The Indemnification Agreement can only be amended with the consent of the Company and the Indemnitee.

•    The indemnification and advancement of expenses provided by the Indemnification Agreement will continue as to an Indemnitee who has ceased to be a director.

Each Indemnification Agreement will be identical in all material respects to the Form of Indemnification Agreement, attached as Exhibit 99.1 hereto, which is incorporated herein in its entirety.

Amendment to the 2003 Equity Incentive Plan of the Company

The 2003 Equity Incentive Plan of the Company (the “Plan”) currently provides that for purposes of establishing the exercise price of stock options and SARs granted under the Plan, the fair market value of the Company’s stock is deemed to be the closing market price of the stock on the business day immediately preceding the date of grant. In response to the new rules on executive compensation disclosure recently adopted by the Securities and Exchange Commission, the Board of Directors amended the Plan on October 31, 2006 to use the closing market price of the Company’s common stock on the date of grant, as opposed to the preceding business day, as the standard for determining the fair market value of the Company’s common stock under the Plan for grants made on or after October 31, 2006.

The Plan, as amended, is attached as Exhibit 99.2 hereto, which is incorporated herein in its entirety.

Item 8.01 Other Events

On November 1, 2006, we issued a press release announcing that the Board of Directors approved an increase in the semi-annual dividend to 32 cents per share from 27 cents per share. The Board of Directors also approved a share repurchase program, which gives us the ability to purchase up to 5 million shares of our issued and outstanding common stock. A copy of the press release is attached hereto as Exhibit 99.3 and incorporated herein by reference.

Item 9.01. Exhibits.

Exhibit No.	Description
99.1	Indemnification Agreement
99.2	Amendment to the 2003 Equity Incentive Plan
99.3	Press Release dated November 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MANPOWER INC.

Dated: October 31, 2006	By:	/s/ Michael J. Van Handel
Michael J. Van Handel
Executive Vice President, Chief Financial
Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Indemnification Agreement
99.2	Amendment to the 2003 Equity Incentive Plan
99.3	Press Release dated November 1, 2006